Exhibit 99

EXECUTION VERSION

$750,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of May 22, 2013

among

ROCKWELL AUTOMATION, INC.

THE BANKS LISTED HEREIN

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

THE BANK OF NEW YORK MELLON, BMO HARRIS BANK N.A., CITIBANK, N.A., DEUTSCHE

BANK SECURITIES INC., THE NORTHERN TRUST COMPANY, PNC BANK, NATIONAL

ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL

ASSOCIATION,

as Documentation Agents

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Joint Lead Arrangers and Joint Bookrunners

ii

Schedules

Pricing Schedule

Commitment Schedule

Exhibits
Exhibit A	–	Form of Opinion of General Counsel to the Company
Exhibit B	–	Form of Opinion of Special Counsel to the Company
Exhibit C	–	Form of Assignment and Assumption Agreement
Exhibit D	–	Form of Designation Agreement

iii

FIVE-YEAR CREDIT AGREEMENT

AGREEMENT dated as of May 22, 2013 among ROCKWELL AUTOMATION, INC., the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and THE BANK OF NEW YORK MELLON, BMO HARRIS BANK N.A., CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., THE NORTHERN TRUST COMPANY, PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Additional Bank” has the meaning set forth in Section 2.17(b).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Syndication Agent and each Documentation Agent.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an affiliate of a Bank or (iii) an entity or an affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bank” means each bank or other institution listed in the Commitment Schedule, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day, and (iii) the sum of 1% plus the rate for deposits in dollars with a one-month maturity appearing on the Screen at approximately 11:00 A.M. (London time) on such day (or if such day is not a Euro-Dollar Business Day, on the immediately preceding Euro-Dollar Business Day).

“Base Rate Loan” means a Loan that bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or Article 8.

“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Borrowing” has the meaning set forth in Section 1.03.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority in each case after the date of this Agreement or (c) compliance by any Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Commission” means the Securities and Exchange Commission, or any successor to its duties under the Securities Exchange Act of 1934.

“Commitment” means (i) with respect to each Bank, the amount set forth opposite the name of such Bank on the Commitment Schedule, (ii) with respect to each Additional Bank which becomes a Bank pursuant to Section 2.17, the amount of the Commitment thereby assumed by it and (iii) with respect to any Assignee, the amount of the transferor Bank’s Commitment assigned to such Assignee pursuant to Section 9.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.09, increased pursuant to Section 2.17 or changed as a result of an assignment pursuant to Section 9.06(c).

“Commitment Increase” has the meaning set forth in Section 2.17(a).

“Company” means Rockwell Automation, Inc., a Delaware corporation, and its successors.

“Consolidated Debt” means, at any date, the Debt of the Company and its Restricted Subsidiaries, as consolidated and determined as of such date in accordance with GAAP.

“Consolidated Funded Debt” means, at any date, the Funded Debt of the Company and its Restricted Subsidiaries, as consolidated and determined as of such date in accordance with GAAP.

“Consolidated Subsidiary” means, as to any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent after notice to the Company and such Bank, that has (a) failed to comply with its obligation to fund any portion of its Loans as required hereunder within three Domestic Business Days unless such Bank’s failure to fund such Loan is based on such Bank’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Bank has notified the Administrative Agent in writing of such, (b) notified the Company or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Domestic Business Days after written request by the Administrative Agent (based on the reasonable belief that such Bank may not fulfill its obligations), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Bank shall cease to be a Defaulting Bank under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount (other than a de minimis amount) required to be paid by it hereunder within three Domestic Business Days of the date when due unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or determined by any governmental authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any governmental authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless in the case of any Bank referred to in this clause (e) the Company and the Administrative Agent shall be satisfied that such Bank intends, and has all approvals required to enable it, to continue to perform its obligations as a Bank hereunder); provided that a Bank shall not be a Defaulting Bank solely by virtue of (i) the ownership or acquisition of an Equity Interest in such Bank or a parent company thereof by a governmental authority or an instrumentality thereof or (ii) in the case of a solvent Bank, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Bank or its parent holding company is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case, where such action does not result in or provide any such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit any such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any obligations of such Bank hereunder.

“Designated Bank” means, with respect to any Designating Bank, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Bank for purposes of this Agreement.

“Designating Bank” means, with respect to each Designated Bank, the Bank that designated such Designated Bank pursuant to Section 9.07(a).

“Documentation Agents” means The Bank of New York Mellon, BMO Harris Bank N.A., Citibank, N.A., Deutsche Bank Securities Inc., The Northern Trust Company, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, in their capacity as documentation agents hereunder.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Excluded Taxes” means (i) in the case of each Bank and the Administrative Agent, Taxes imposed on or measured by its income, and franchise or similar Taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or any political subdivision thereof or by any State, possession or territory of the United States in which such Bank or the Administrative Agent (as the case may be) is doing business, (ii) in the case of each Bank, Taxes imposed on or measured by its income, and franchise or similar Taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof, (iii) branch profits Tax imposed by the United States, (iv) United States withholding Taxes to the extent imposed as a result of a Bank voluntarily designating a successor Applicable Lending Office, which has the effect of causing such Bank to become subject to United States withholding Tax payments in excess of those in effect immediately prior to such designation, (v) Taxes resulting from FATCA, and (vi) in the case of each Bank and the Administrative Agent, Taxes imposed by any jurisdiction or any political subdivision thereof as a result of a connection between the Bank or the Agent and such jurisdiction or political subdivision (other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, receiving or perfecting a security interest under, enforcing, selling or assigning an interest in, or engaging in any other transaction pursuant to this Agreement).

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Eligible Designee” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Administrative Agent.

“Euro-Dollar Loan” means a Loan that bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of the London Interbank Offered Rate.

“Euro-Dollar Reference Banks” means the principal London offices of JPMorgan Chase Bank, N.A., Bank of America, N.A., and Citibank, N.A., and “Euro-Dollar Reference Bank” means any of the foregoing.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.15.

“Events of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Four-Year Credit Agreement dated as of March 14, 2011 among the Company, the banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Citibank, N.A., The Bank of New York Mellon and Wells Fargo Bank, National Association, as documentation agents.

“Facility Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement and any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means Euro-Dollar Loans.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means, at any date of computation, all indebtedness for borrowed money of such Person which by its terms matures more than 12 months after such date or which is extendible or renewable at the option of such Person to a time more than 12 months after such date; provided, however, that (i) Funded Debt shall include all obligations in respect of lease rentals which under GAAP appear on a balance sheet of such Person as a liability item other than a current liability, (ii) in the case of the Company, Funded Debt shall not include Subordinated Debt and (iii) outstanding preferred stock of a Restricted Subsidiary that is not owned by the Company or a Wholly-Owned Restricted Subsidiary shall be deemed to constitute a principal amount of Funded Debt equal to the par value or involuntary liquidation value, whichever amount is higher, of such preferred stock.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement or any Loan.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in a Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Material Debt” means a Single Issue (other than the Loans) of the Company and/or one or more of its Subsidiaries in a principal amount exceeding $75,000,000.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Notice of Interest Rate Election” has the meaning specified in Section 2.07.

“Other Taxes” has the meaning specified in Section 8.04(b).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time as its Prime Rate.

“Principal Property” means any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary whether currently owned or hereafter acquired (other than any property hereafter acquired for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or for purposes of developing a cogeneration facility or a small power production facility as such terms are defined in the Public Utility Regulatory Policies Act of 1978, as amended) which (i) has, at any date of determination, a book value in excess of 5% of Shareowners’ Equity and (ii) in the opinion of the board of directors of the Company (or any duly authorized committee thereof) is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Register” has the meaning set forth in Section 9.06(f).

“Regulation T, U or X” means Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans, in each case exclusive of Defaulting Banks.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Sale and Lease-Back Transaction” has the meaning specified in Section 5.08.

“Screen” has the meaning specified in Section 2.06(b).

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means indebtedness for borrowed money of the Company or a Restricted Subsidiary (other than indebtedness owed by a Restricted Subsidiary to the Company, by a Restricted Subsidiary to another Restricted Subsidiary or by the Company to a Restricted Subsidiary), which is secured by (a) a mortgage or other lien on any Principal Property of the Company or a Restricted Subsidiary or (b) a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary. The amount of Secured Debt at any time outstanding shall be the amount then owing thereon by the Company or a Restricted Subsidiary.

“Shareowners’ Equity” means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of capital stock of the Company held in its treasury, of the Company and its Restricted Subsidiaries, as consolidated and determined in accordance with GAAP.

“Single Issue” means indebtedness for borrowed money arising in a single transaction or a series of related transactions. Indebtedness issued in discrete offerings but governed by a single shelf indenture shall not be aggregated as a Single Issue, but indebtedness owing to multiple lenders under parallel agreements comprising a single private placement and indebtedness arising from multiple takedowns under a single or a series of related commitments from one or more lenders shall be so aggregated.

“Subordinated Debt” means any unsecured Debt of the Company which: (1) has a final maturity subsequent to the Termination Date; (2) does not provide for mandatory payment or retirement prior to said date, whether by means of serial maturities or sinking fund or other analogous provisions or plan, fixed or contingent, requiring, or which on the happening of a contingency may require, the payment or retirement of such Debt in amounts which as of any particular time would aggregate more than such portion of the original principal amount thereof as is obtained by multiplying such original principal amount by a fraction the numerator of which shall be the number of months elapsed from the date of creation of such Debt to such time and the denominator of which shall be the number of months from the date of creation thereof to the final maturity thereof; and (3) is expressly made subordinate and junior in right of payment to the Loans and such other Debt of the Company (except other Subordinated Debt) as may be specified in the instruments evidencing the Subordinated Debt or the indenture or other similar instrument under which it is issued (which indenture or other instrument shall be binding on all holders of such Subordinated Debt).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

“Taxes” has the meaning specified in Section 8.04(a).

“Termination Date” means May 22, 2018, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Total Capitalization” means, at any date, the sum (without duplication) of (i) Consolidated Debt as of such date and (ii) all preferred stock of the Company and its Restricted Subsidiaries and the consolidated shareowners’ equity of the Company and its Restricted Subsidiaries as of the date of the Company’s most recent financial statements referred to in Section 4.04 or delivered pursuant to Section 5.01.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Subsidiary” means (a) any Subsidiary which, in accordance with the provisions of this Agreement, has been designated by the Company as an Unrestricted Subsidiary after the Effective Date, unless and until such Subsidiary shall, in accordance with the provisions of this Agreement, be designated by the Company as a Restricted Subsidiary; and (b) any corporation of which any one or more Unrestricted Subsidiaries directly or indirectly own outstanding shares of capital stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by the Company or by one or more Wholly-Owned Restricted Subsidiaries, or by the Company in conjunction with one or more Wholly-Owned Restricted Subsidiaries.

“Withholding Agent” has the meaning set forth in Section 8.04(a).

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant contained in Article 5 to eliminate the effect of any change after the date hereof in GAAP (which, for purposes of this proviso, shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend any such covenant for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP is adopted by the Company, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Company pursuant to Article 2 on a single date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments To Lend. (a) During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Company pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Within the foregoing limits, the Company may borrow under this Section 2.01(a), repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section 2.01(a).

(b) Each Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.03(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments.

Section 2.02. Notice of Borrowing. The Company shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b) the aggregate amount of such Borrowing,

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Company at the Administrative Agent’s aforesaid address.

(c) If any Bank makes a new Loan hereunder on a day on which the Company is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Company to the Administrative Agent as provided in Section 2.11, as the case may be.

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of a Base Rate Borrowing, prior to 12:00 Noon (New York City time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.04. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(d) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to such Bank and its registered assigns and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.06(c)) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) on the Termination Date.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Base Rate Margin. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate per annum appearing on the Screen at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period as the rate per annum for deposits in dollars with a maturity comparable to such Interest Period. If no rate appears on the Screen for the necessary period, then the “London Interbank Offered Rate” with respect to such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered by each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

The “Screen” means Reuters’ Page LIBOR-01; provided that the Administrative Agent may nominate an alternative source of screen rates if such page is replaced by another which displays rates for inter-bank deposits offered by leading banks in London.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to the Interest Period for such Loan and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered by such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(e) Each Euro-Dollar Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.07. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Company in the applicable Notice of Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case as of the last day of the then current Interest Period applicable thereto.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $25,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Company shall be deemed to have elected that, at the end of such Interest Period, such Group of Loans be continued as Euro-Dollar Loans for an additional Interest Period of one month (subject to the provisions of the definition of Interest Period).

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a);

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Company pursuant to Section 2.07(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Company.

(d) The Company shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $25,000,000 or (ii) a Default shall have occurred and be continuing when the Company delivers notice of such election to the Administrative Agent.

(e) If any Loan is converted to a different type of Loan, the Company shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.08. Facility Fee. The Company shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue (i) from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Termination Date or such earlier date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

Section 2.09. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

Section 2.10. Scheduled Termination of Commitments. The Commitments shall terminate on the Termination Date.

Section 2.11. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Loans to Section 2.13, the Company may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans or (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group (or Borrowing).

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Company.

Section 2.12. General Provisions as to Payments. (a) The Company shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without set-off, counterclaim or other deduction, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Company shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.12(b) or 7.06 within three Domestic Business Days, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, Article 1 apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or Article 2 hold any such amounts in a segregated account for application to any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.13. Funding Losses. If the Company makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Company fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.03(a), 2.07(c) or 2.11(b), the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15. Regulation D Compensation. Each Bank may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

Section 2.16. Defaulting Banks. If any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) neither the Commitment nor the Loans of such Defaulting Bank shall be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.05); provided that any waiver, amendment or modification requiring the consent of all Banks which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank; provided further that no waiver, amendment or modification of the type described in clause (i), (ii) or (iii) of Section 9.05 may be made without the written consent of any Defaulting Bank affected thereby;

(b) the Company may, at its sole expense, upon notice to such Defaulting Bank and the Administrative Agent, require such Defaulting Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06, with the Company or the replacement Bank paying the processing and recording fee), all of its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent to such assignment (to the extent such consent would otherwise be required pursuant to Section 9.06), which consent shall not unreasonably be withheld, delayed or conditioned, and (ii) such Defaulting Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company;

(c) facility fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Bank pursuant to Section 2.08;

(d) notwithstanding any contrary provision in this Agreement, the Company may (i) prepay, without penalty or premium, the Loans made by a Defaulting Bank and (ii) terminate the unused amount of the Commitment of a Defaulting Bank, in each case, (x) without pro rata prepayment of Loans of other Banks or pro rata termination of Commitments of other Banks and (y) upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Banks thereof), it being understood that such prepayment and termination will not be deemed to be a waiver or release of any claim the Company or the Administrative Agent may have against such Defaulting Bank; and

(e) nothing in this Section shall affect any rights or remedies the Company may have against any Defaulting Bank.

In the event and on the date that the Administrative Agent and the Company each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment and such Bank shall no longer be a Defaulting Bank.

Section 2.17. Commitment Increase; Additional Banks. (a) The Company may at any time prior to the fourth anniversary of the closing date, upon at least 30 days’ notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments to an amount not to exceed $1,000,000,000 (the amount of any such increase, the “Commitment Increase”). Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following its receipt of such notice from the Agent, to elect by notice to the Company and the Agent to increase its Commitment by a principal amount up to that amount which bears the same ratio to the Commitment Increase as its then existing Commitment bears to the aggregate Commitments then existing.

(b) If any Bank party to this Agreement shall not elect to increase its Commitment by the full amount permitted by subsection (a) of this Section, the Company with the consent of the Agent (which consent may not be unreasonably withheld, delayed or conditioned) may designate one or more other banks or other financial institutions (which may be, but need not be, one or more of the existing Banks) which at the time agree in the case of any such bank that is an existing Bank to increase its Commitment and, in the case of any other such bank (an “Additional Bank”), to assume a Commitment and to become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Commitment Increase.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Agent of an agreement in form and substance reasonably satisfactory to the Agent signed by the Company, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof.

(d) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17, within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Euro-Dollar Loans then outstanding, the Company shall prepay or repay such Loans in their entirety and, to the extent the Company elects to do so and subject to the conditions specified in Article 3 of this Agreement, the Company shall reborrow Committed Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of (i) an opinion of the General Counsel to the Company, substantially in the form of Exhibit A hereto, and (ii) an opinion of Chadbourne & Parke, special counsel to the Company, substantially in the form of Exhibit B hereto, and in each case covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c) receipt by the Administrative Agent of all documents the Administrative Agent may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement, the borrowing of the Loans, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(d) receipt by the Administrative Agent of payment of participation fees for the account of the Banks in the respective amounts heretofore mutually agreed; and

(e) the entire principal amount of any loans outstanding under the Existing Credit Agreement, together with accrued interest, fees and other amounts in respect thereof, shall have been paid in full, and the Administrative Agent shall have received a certificate in form satisfactory to it from the Company to such effect;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than May 22, 2013. The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Existing Credit Agreement. (a) On the Effective Date, the “Commitments” as defined in each of the Existing Credit Agreement shall terminate, without further action by any party thereto.

(b) The Banks which are parties to the Existing Credit Agreement, comprising the “Required Banks” as defined in the Existing Credit Agreement, hereby waive any requirement of notice of termination of the “Commitments” (as defined in the Existing Credit Agreement) pursuant to Section 2.09 thereof and of prepayment of loans thereunder, in each case to the extent necessary to give effect to Section 3.01(e) hereof, provided that any such prepayment of loans thereunder shall be subject to Section 2.12 of the Existing Credit Agreement.

Section 3.03. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

(c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 4.04, 4.05 and 4.06 which are made only as of the date hereof) shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in clause (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and will have on and as of the Effective Date all material governmental licenses, authorizations, consents and approvals required to carry on its business.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the borrowing of Loans are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority, do not contravene any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company and do not contravene, or constitute a material default under, any debt instrument known to the Company to be binding upon it.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2012 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by independent public accountants and set forth in the Company’s report on Form 10-K for the fiscal year ended September 30, 2012, a copy of which has been delivered to each of the Banks, fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2012 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in the Company’s report on Form 10-Q for the fiscal quarter ended December 31, 2012, fairly present, in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

(c) As of the Effective Date, there will have been no material adverse change in the financial condition, business or operations of the Company and its Consolidated Subsidiaries, considered as a whole, from that reflected in the Company’s report on Form 10-K for the fiscal year ended September 30, 2012, and the Company’s report on Form 10-Q for the fiscal quarter ended December 31, 2012.

Section 4.05. Litigation. Except as disclosed in the Company’s report on Form 10-K for the fiscal year ended September 30, 2012, and the Company’s report on Form 10-Q for the fiscal quarter ended December 31, 2012, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable probability of an adverse decision which could materially adversely affect the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Loans.

Section 4.06. Environmental Matters. Expenditures by the Company and its Consolidated Subsidiaries over and above the amounts reserved by the Company and reflected in the financial statements of the Company for environmental capital investment and remediation necessary to comply with present Environmental Laws and other expenditures for the resolution of existing environmental claims known to the Company are not expected by management of the Company to have a material adverse effect on the business or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Bank has any Commitment hereunder or any Loan remains outstanding or any amount payable hereunder remains unpaid:

Section 5.01. Information. The Company will deliver to each of the Banks:

(a) within 30 days after the Company’s Annual Report to Shareowners and annual report on Form 10-K for each fiscal year of the Company are required to be filed with the Commission (but in no event later than 120 days after the end of the fiscal year of the Company covered by such reports), such Annual Report to Shareowners and annual report on Form 10-K for such fiscal year, as so filed;

(b) within 15 days after the Company’s quarterly report on Form 10-Q for each of the first three quarters of each fiscal year of the Company is required to be filed with the Commission (but in no event later than 60 days after the end of the fiscal quarter of the Company covered by such report), such quarterly report on Form 10-Q for such fiscal quarter, as so filed;

(c) simultaneously with the delivery of each set of financial statements referred to in clause (a) or (b), a certificate of the chief financial officer, the treasurer or the controller of the Company (i) stating whether any Default exists on the date of such financial statements (and, if any Default then exists, setting forth the details thereof and the actions which the Company is taking or proposes to take with respect thereto), and (ii) setting forth a calculation of compliance with the covenant contained in Section 5.05;

(d) within 10 days after the chief financial officer, the treasurer or the controller of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the controller of the Company setting forth the details thereof;

(e) promptly upon the filing thereof, copies of all reports on Form 8-K (or its equivalent) which the Company shall have filed with the Commission; and

(f) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Information required to be delivered pursuant to:

(x) clauses (a) or (b) above shall be deemed to have been delivered on the date on which the Company provides notice to the Banks that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) above, and (ii) the Company shall deliver paper copies of the information referred to in clauses (a) or (b) to any Bank which requests such delivery; and

(y) clause (e) above shall be deemed to have been delivered on the date on which such Form 8-K (or its equivalent) has been filed with the Commission.

Section 5.02. Maintenance of Existence. The Company will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.02 shall prohibit a merger or consolidation permitted by Section 5.06.

Section 5.03. Compliance with Laws. The Company will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, environmental laws and ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) non-compliance would not, in the reasonable judgment of the Company, have a material adverse effect on the financial condition, business or operation of the Company and its Consolidated Subsidiaries, considered as a whole.

Section 5.04. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Company for its general corporate purposes. None of such proceeds will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.05. Debt to Capitalization. Consolidated Debt will at no time exceed 60% of Total Capitalization.

Section 5.06. Mergers, Consolidations and Sales of Assets. (a) The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia, and shall expressly assume, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Administrative Agent a certificate of a duly authorized officer of the Company and an opinion of legal counsel to the Company (which shall be reasonably acceptable to the Administrative Agent), each stating that such consolidation, merger, conveyance or transfer comply with this Section 5.06(a)and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 5.06(a), the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the Loans and may be liquidated and dissolved.

(c) If, upon any consolidation or merger of the Company with or into any corporation, or upon the conveyance or transfer by the Company of its properties and assets substantially as an entirety in accordance with Section 5.06(a)to any Person, any Principal Property owned by the Company or a Restricted Subsidiary immediately prior thereto would thereupon become subject to any Lien not permitted by Section 5.07, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Loans then outstanding (equally and ratably with any other Debt of the Company then entitled to be so secured) by a direct Lien on such Principal Property, together with any other properties and assets of the Company or of any such Restricted Subsidiary, whichever shall be the owner of any such Principal Property, which would thereupon become subject to any such Lien, prior to all Liens other than any theretofore existing thereon.

Section 5.07. Limitations on Liens. The Company shall not at any time create, incur, assume or suffer to exist, and shall not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or suffer to exist, any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the Loans then outstanding shall be secured equally and ratably with such Secured Debt, so long as such Secured Debt shall exist; provided, however, that this Section 5.07 shall not prevent any of the following:

(a) (i) any Lien on any property hereafter acquired (including acquisition through merger or consolidation) or constructed by the Company or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of construction to secure or provide for the payment of all or any part of the purchase price of such property or the cost of construction thereof, as the case may be; or (ii) any mortgage on property (including any unimproved portion of partially improved property) of the Company or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction; or (iii) the acquisition of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary;

(b) Liens on capital stock hereafter acquired by the Company or any Restricted Subsidiary, provided that the aggregate cost to the Company and its Restricted Subsidiaries of all capital stock subject to such Liens does not exceed 10% of Shareowners’ Equity;

(c) any Lien securing Debt of a corporation which is a successor to the Company to the extent permitted by Section 5.06; or securing Debt of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary; or securing Debt of any Person outstanding at the time it is merged with, or all or substantially all of its properties are acquired by, the Company or any Restricted Subsidiary, provided that such Lien does not extend to any other properties of the Company or any Restricted Subsidiary; or existing on the property or on the outstanding shares or Debt of a corporation at the time it becomes a Restricted Subsidiary; or created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency;

(d) any Lien created in connection with any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Debt secured by a Lien permitted by the foregoing provisions of this Section 5.07 upon the same property theretofore subject thereto (plus improvements on such property), provided that the amount of such Debt outstanding at that time shall not be increased;

(e) Liens or deposits made in connection with contracts (which term includes subcontracts under such contracts) with or made at the request of the United States or any department or agency thereof, insofar as such Liens or deposits relate to property manufactured, installed or constructed by or to be supplied by, or property furnished to, the Company or a Restricted Subsidiary pursuant to, or to enable the performance of, such contracts, or property the manufacture, installation, construction or acquisition of which is financed pursuant to, or to enable the performance of, such contracts; or deposits or Liens, made pursuant to such contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such contracts, or of or upon any materials or supplies acquired for the purpose of the performance of such contracts; or the assignment or pledge, to the extent permitted by law, of the right, title and interest of the Company or a Restricted Subsidiary in and to any such contract, or in and to any payments due or to become due thereunder, to secure Debt incurred for funds or other property supplied, constructed or installed for or in connection with the performance by the Company or such Restricted Subsidiary of its obligations under such contracts;

(f) mechanics’, materialmen’s, carriers’ or other like Liens, and pledges or deposits made in the ordinary course of business to obtain the release of any such Liens or the release of property in the possession of a common carrier; good faith deposits in connection with tenders, leases of real estate or bids or contracts (other than contracts involving the borrowing of money); pledges or deposits to secure public or statutory obligations; deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; and deposits to secure the payment of Taxes, assessments, customs duties or other similar charges;

(g) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Company or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;

(h) the Liens of Taxes, assessments or other governmental charges or levies not at the time due, or the validity of which is being contested in good faith;

(i) judgment Liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

(j) easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

(k) the landlord’s interest under any lease of property;

(l) leases granted to others in the ordinary course of business;

(m) Sale and Lease-Back Transactions to the extent permitted by Section 5.08; and

(n) contracts for the manufacture, construction, installation or supply of property, products or services providing for a Lien upon advance, progress or partial payments made pursuant to such contracts and upon any material or supplies acquired, manufactured, constructed, installed or supplied in connection with the performance of such contracts to secure such advance, progress or partial payments.

Notwithstanding the foregoing provisions of this Section 5.07, the Company and any one or more Restricted Subsidiaries may create, incur, assume or suffer to exist Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted under clauses (a) through (n) above) and the aggregate value of the Sale and Lease-Back Transactions (as defined in Section 5.08) in existence at such time (not including Sale and Lease-Back Transactions the proceeds of which have been or will be applied in accordance with clause (b) of Section 5.08), does not at the time exceed 10% of Shareowners’ Equity.

Section 5.08. Limitations on Sale and Lease-Back. The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (except to the Company or one or more Restricted Subsidiaries, or both) any Principal Property owned by it and which has been in full operation for more than 180 days prior to such sale or transfer with the intention (i) of taking back a lease on such property, except a lease for a temporary period (not exceeding 36 months), and (ii) that the use by the Company or such Restricted Subsidiary of such property will be discontinued on or before the expiration of the term of such lease (any such transaction being herein referred to as a “Sale and Lease-Back Transaction”), unless

(a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 5.07 hereof, to incur Secured Debt equal in amount to the amount realized or to be realized upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Loans; or

(b) the Company or a Restricted Subsidiary shall, within 180 days of the effective date of any such transaction, apply an amount equal to the value of the property so leased (i) to the retirement (other than any mandatory retirement) of Consolidated Funded Debt or Debt then outstanding of the Company or any Restricted Subsidiary that was Funded Debt at the time it was created (other than Consolidated Funded Debt or such other Debt owned by the Company or any Restricted Subsidiary), or (ii) to the purchase of Principal Property having a value at least equal to the value of such property; provided, however, that the amount to be so applied pursuant to the preceding clause (i) or (ii) shall be reduced by (A) the principal amount of any Loans repaid within 180 days of the effective date of any such transaction and (B) the principal amount of Consolidated Funded Debt or Debt that was Funded Debt at the time it was created (other than Loans) retired by the Company or a Restricted Subsidiary within 180 days of the effective date of any such transaction; or

(c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency.

The term “value” shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the fair value of such property at the time of entering into such Sale and Lease-Back Transaction, as determined by the board of directors of the Company (or a duly authorized committee thereof), in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Section 5.09. Limitations on Change in Subsidiary Status. The Company may designate any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, subject to the provisions set forth below:

(a) the Company will not permit any Subsidiary to be designated as an Unrestricted Subsidiary unless at the time of such designation the Subsidiary so designated does not own, directly or indirectly, any capital stock of any Restricted Subsidiary or any Funded Debt or Secured Debt of the Company or any Restricted Subsidiary;

(b) the Company will not permit any Restricted Subsidiary to be designated as, or otherwise to become, an Unrestricted Subsidiary unless immediately after such Restricted Subsidiary becomes an Unrestricted Subsidiary, no Default shall exist;

(c) the Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary, no Default shall exist; and

(d) promptly after the designation of any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, there shall be filed with the Administrative Agent, a certificate of a duly authorized officer of the Company stating that the provisions of this Section have been complied with in connection with such designation.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay when due any principal of any Loan, or shall fail to pay within seven days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

(b) the Company shall fail to observe or perform any covenant or agreement contained in Article 5 for 30 days after notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(c) any representation or warranty made by the Company (i) in Article 4 or (ii) pursuant to Section 3.03 on the date of any Borrowing shall prove to have been incorrect in any material respect when made (or deemed made);

(d) the Company or any of its Subsidiaries shall fail to pay the principal of or interest on Material Debt when due, or within any applicable grace period, in accordance with the instrument or agreement under which the same was created;

(e) any event or condition shall occur (including failure to pay principal or interest) which results in the acceleration of the maturity of Material Debt;

(f) (x) a Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Commission thereunder as in effect on the date hereof) other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall acquire ownership, directly or indirectly, beneficially or of record of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (y) a majority of the seats (other than vacant seats) on the board of directors of the Company shall be occupied by Persons who were neither (A) nominated by the board of directors of the Company nor (B) appointed by directors so nominated;

(g) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(h) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon), fees and all other amounts payable hereunder to be, and the Loans (together with accrued interest thereon), fees and all such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause (g) or (h) above, without any notice to the Company or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon), fees and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(b) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Administrative Agent hereunder.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or, when expressly required hereby, all the Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

Section 7.10. Other Agents. No Agent other than the Administrative Agent shall have any duties or obligations of any kind under this Agreement in its capacity as an Agent.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Loans:

(a) the Administrative Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Banks in the relevant market for such Interest Period, or

(b) in the case of Euro-Dollar Loans, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Company notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, if such Fixed Rate Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. (a) If a Change in Law shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank.

(b) If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

Section 8.03. Increased Cost and Reduced Return. (a) If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that a Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such Change in Law, by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c) If after the date of this Agreement, a Change in Law shall subject any Bank to any Taxes (other than Taxes imposed on or with respect to any payment made by or on account of the Company hereunder or under any Loan, Other Taxes and Taxes described in clauses (i) through (v) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

(d) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive and binding upon all parties hereto in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections of this Section 8.03, the Company shall only be obligated to compensate any Bank for any amount (x) if such Bank is generally seeking similar compensation from its other similarly situated borrowers and (y) arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Bank notifies the Administrative Agent and the Company that it proposes to demand such compensation and identifies to the Administrative Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.

Section 8.04. Taxes. (a) Any and all payments by the Company to or for the account of any Bank or the Administrative Agent hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Taxes”), except as required by applicable law. If the Company or the Administrative Agent (the “Withholding Agent”) shall be required by applicable law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, (w) the sum payable by the Company shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been required, (x) such Withholding Agent shall make such deductions, (y) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (z) if the Withholding Agent is the Company, the Company shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence satisfactory to the Administrative Agent.

(b) In addition, except to the extent attributable to a transfer under Section 9.06, the Company agrees to pay any present or future stamp or documentary Taxes and any other excise or property Taxes, or charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Loan shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 8.04(e), (f), (g) and (h) below) shall not be required if in the Bank’s judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(e) Without limiting the foregoing, at the times indicated herein, each Bank organized under the laws of a jurisdiction outside the United States shall provide the Company and the Administrative Agent with duly and accurately executed originals of Internal Revenue Service form W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income Taxes or (ii) subject to a reduced rate of United States federal withholding Tax, unless, in each case of clause (i) and (ii) of this Section 8.04(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Bank from duly completing and delivering any such form with respect to it and the Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such Taxes. Such forms shall be provided (x) on or prior to the date of the Bank’s execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof, and on or prior to the date on which it becomes a Bank in the case of each other Bank, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Bank. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding Tax rate in excess of zero or if at such time such Bank is otherwise subject to a United States interest withholding Tax rate in excess of zero, United States withholding Tax at such rate shall be considered “Excluded Taxes” with respect to such Bank, except to the extent the assignor of such Bank was entitled, at the time of such assignment, to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 8.04. In addition, if for reasons other than a change of treaty, law or regulation any Bank becomes subject to an increased rate of United States interest withholding Tax while it is a party to this Agreement, United States withholding Tax to the extent of such increase in rate shall be considered “Excluded Taxes” with respect to such Bank.

(f) Any Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), duly and accurately executed originals of Internal Revenue Service form W-9 certifying, to the extent such Bank is legally entitled to do so, that such Bank is not subject to U.S. Federal backup withholding Tax. For the avoidance of doubt, such Tax is an “Excluded Tax”.

(g) If a payment made to a Bank under this Agreement or any Loan would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(i) For any period with respect to which a Bank organized under the laws of a jurisdiction outside the United States has failed to provide the Company and the Administrative Agent with the appropriate form in accordance with Section 8.04(e) (unless such failure is excused by the terms of Section 8.04(e)), such Bank shall not be entitled to indemnification under Section 8.04(a) or (c) with respect to Taxes imposed by the United States (such non-indemnified Taxes being “Excluded Taxes”); provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to such Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(j) Each Bank shall severally indemnify the Administrative Agent for any Taxes and Excluded Taxes (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and Excluded Taxes and without limiting the obligation of the Company to do so), in each case attributable to such Bank that are paid or payable by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (j).

(k) Each party’s obligations under this Section 8.04 shall survive any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement subject to Section 8.03(d).

(l) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the sole judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(m) If the Administrative Agent or a Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (m), in no event will the Administrative Agent or a Bank be required to pay any amount to the Company pursuant to this paragraph (m) the payment of which would place the Administrative Agent or such Bank in a less favorable net after-Tax position than the Administrative Agent or such Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(n) For purposes of this Section 8.04, the term “applicable law” includes FATCA.

Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Company, at its address, facsimile number or telex number set forth on the signature pages hereof, and in the case of the Administrative Agent, at 500 Stanton Christiana Road, Ops 2, Newark, DE 19713-2107 (Attention: Rea Seth), (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

(b) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2.03 if such Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct or breach of an express obligation under this Agreement as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) Each party hereto waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to the Agreement any special, exemplary, punitive or consequential damages.

Section 9.04. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loan held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness hereunder. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, if acquired pursuant to the foregoing arrangements or if the Company has otherwise received notice of the granting of such participation, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that (a) no such amendment or waiver shall, unless signed by each Bank adversely affected thereby, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for termination of any Commitment or (iv) alter the pro rata sharing provisions under Sections 2.11 and 2.12, 8.02(b) or 9.04, and (v) no such amendment or waiver shall, unless signed by all of the Banks (other than a Defaulting Bank) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.05 or any other provision of this Agreement.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment, including all or a portion of its Loans at the time owing to it. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.05 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest; provided the Participant complies with the obligations of Sections 8.04(d), (e), (f), (g) and (h) as if it were a Bank (it being understood that the documentation required shall be delivered to the selling Bank and, if required by law for reduced withholding, copies shall be delivered to the Company and the Administrative Agent). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent (so long as no Event of Default exists) of the Company (which may not be unreasonably withheld, delayed or conditioned) and the Administrative Agent (which may not be unreasonably withheld, delayed or conditioned); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Administrative Agent within seven Business Days after having received notice thereof; and provided further that, if an Assignee is an Approved Fund, an affiliate of such transferor Bank or was a Bank immediately before such assignment, no such consent of the Company shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the Administrative Agent shall record in the Register the information relating to such assignment. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income Taxes in accordance with Section 8.04.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Loans to a Federal Reserve Bank or any other central bank having jurisdiction over such Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices in the State of Delaware or New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07. Designated Banks. (a) Subject to the provisions of this subsection (a), any Bank may at any time designate an Eligible Designee to provide all or a portion of the Loans to be made by such Bank pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld, delayed or conditioned). When a Bank and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit D hereto (a “Designation Agreement”) and the Company and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Bank for purposes of this Agreement. The Designating Bank shall thereafter have the right to permit such Designated Bank to provide all or a portion of the Loans to be made by such Designating Bank pursuant to Section 2.01, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Bank to the same extent, and as if, such Loans or portion thereof were made by the Designating Bank. As to any Loans or portion thereof made by it, each Designated Bank shall have all the rights that a Bank making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Bank and (y) its Designating Bank shall remain solely responsible to the other parties hereto for the performance of such Designated Bank’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. If a promissory note has been issued to the Designating Bank pursuant to Section 2.04(d), no additional promissory note shall be required to evidence the Loans or portion thereof made by a Designated Bank; and the Designating Bank shall be deemed to hold such promissory note as agent for its Designated Bank to the extent of the Loans or portion thereof funded by such Designated Bank. Each Designating Bank shall act as administrative agent for its Designated Bank and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Bank shall be paid to its Designating Bank as administrative agent for such Designated Bank and neither the Company nor the Administrative Agent shall be responsible for any Designating Bank’s application of such payments. In addition, any Designated Bank may, with notice to (but without the prior written consent of) the Company and the Administrative Agent, (i) assign all or portions of its interest in any Loans to its Designating Bank or to any financial institutions consented to by the Company and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Bank to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis pursuant to a confidentiality agreement satisfactory in form and substance to the Company any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Bank.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Bank any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Bank is paid in full. The Designating Bank for each Designated Bank agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Bank. This subsection (b) shall survive the termination of this Agreement.

Section 9.08. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Governing Law; Submission To Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11. Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. Confidentiality. (a) Each of the Administrative Agent, Syndication Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations under this Agreement, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, Syndication Agent or any Bank on a nonconfidential basis from a source other than the Company: provided that, unless prohibited by applicable law or court order, each Bank shall notify the Company and the Administrative Agent of any request by any regulatory authority or representative thereof (other than any such request in connection with an audit or examination of the financial condition of such Bank by such regulatory authority) or request pursuant to subpoena or other legal process for disclosure of any such non-public information prior to disclosure of such information so that the Company may seek an appropriate protective order. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or any of its Subsidiaries or their respective businesses or Affiliates, other than any such information that is available to the Administrative Agent, Syndication Agent or any Bank on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Bank acknowledges that Information furnished to it pursuant to this Agreement (including requests for waivers and amendments) may include material non–public information concerning the Company or its Subsidiaries or Affiliates, and confirms that it has developed compliance procedures regarding the use of material non–public information and that it will handle such material non–public information in accordance with those procedures and applicable law, including federal and state securities laws.

Section 9.13. USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.

Section 9.14. No Fiduciary Duty. The Company agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, the Company and its Subsidiaries, on the one hand, and the Administrative Agent, the Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROCKWELL AUTOMATION, INC.

By:	/s/ Steven W. Etzel
Name: Steven W. Etzel
Title: Vice President and Treasurer

	Address:	1201 South Second Street Milwaukee, Wisconsin 53204
	Attention:	Douglas M. Hagerman Senior Vice President and General Counsel
Tel: (414) 382-8470
Fax: (414) 382-8421
E-mail: dmhagerman@ra.rockwell.com
Internet: www.rockwellautomation.com

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Bank

By:	/s/ Gene Riego de Dios

Name: Gene Riego de Dios Title: Vice President

BANK OF AMERICA, N.A., as Syndication Agent and as Bank

By:	/s/ Christopher M. Wozniak

Name: Christopher M. Wozniak Title: Vice President

CITIBANK, N.A., as Documentation Agent and as Bank

By:	/s/ Brian Reed

Name: Brian Reed Title: Managing Director

DEUTSCHE BANK SECURITIES INC., as Documentation Agent

By:	/s/ Ming K. Chu

Name: Ming K. Chu Title: Vice President

By:	/s/ Virginia Cosenza

Name: Virginia Cosenza Title: Vice President

BMO HARRIS BANK N.A., as Documentation Agent and as Bank

By:	/s/ Ronald J. Carey

Name: Ronald J. Carey Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as Documentation Agent and as Bank

By:	/s/ Patrick Cowan

Name: Patrick Cowan Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent and as Bank

By:	/s/ Henry Hissrich

Name: Henry Hissrich Title: Vice President

THE BANK OF NEW YORK MELLON, as Documentation Agent and as Bank

By:	/s/ Jeffrey Dears

Name: Jeffrey Dears Title: Vice President

U.S. BANK, N.A., as Documentation Agent and as Bank

By:	/s/ Joyce M. Andrews

Name: Joyce M. Andrews Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and as Bank

By:	/s/ Thomas Trail

Name: Thomas Trail Title: Director

BANK OF CHINA, CHICAGO BRANCH as Bank

By:	/s/ Xuehui Zhuang

Name: Xuehui Zhuang Title: Branch Manager

DEUTSCHE BANK AG NEW YORK BRANCH, as Bank

By:	/s/ Ming K. Chu

Name: Ming K. Chu Title: Vice President

By:	/s/ Virginia Cosenza

Name: Virginia Cosenza Title: Vice President

GOLDMAN SACHS BANK USA, as Bank

By:	/s/ Mark Walton

Name: Mark Walton Title: Authorized Signatory

ING BANK N.V., DUBLIN BRANCH, as Bank

By:	/s/ Shaun Hawley

Name: Shaun Hawley Title: Vice President

By:	/s/ Aidan Neill

Name: Aidan Neill Title: Director

LLOYDS TSB BANK PLC, as Bank

By:	/s/ Stephen Giacolone

Name: Stephen Giacolone Title: Assistant Vice President

By:	/s/ Dennis McClellan

Name: Dennis McClellan Title: Assistant Vice President

TORONTO DOMINION(NEW YORK) LLC, as Bank

By:	/s/ Masood Fikree

Name: Masood Fikree Title: Authorized Signatory

COMERICA BANK, as Bank

By:	/s/ Heather Whiting

Name: Heather Whiting Title: Vice President

PRICING SCHEDULE

The “Euro-Dollar Margin” and “Facility Fee Rate” for any day are the respective percentages set forth in the table below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Euro-Dollar Margin	0.75%	0.875%	1.00%	1.125%	1.25%	1.50%
Facility Fee Rate	0.075%	0.10%	0.125%	0.15%	0.20%	0.30%

The “Base Rate Margin” is a rate per annum equal to the excess, if any, of the Euro-Dollar Margin over 1.00%.

For purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, at such date, the Company’s senior unsecured debt is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Company’s senior unsecured long-term debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Company’s senior unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) none of Level I Status or Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Company’s senior unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date, (i) the Company’s senior unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Level VI Status” exists at any date if, at such date, no other Status exists.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the event of split ratings from Moody’s and S&P, (i) if the ratings are one full rating category apart, Status shall be determined by the higher of the two ratings and (ii) if the ratings are more than one full rating category apart, Status shall be determined based on the rating at the midpoint between the two ratings, provided that if there is no rating at the midpoint between the two ratings, then the lowest of the intermediate ratings shall apply (e.g., A+/A2 results in Level I Status, A+/A3 results in Level II Status, and A+/Baa1 results in Level III Status.) If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating shall be determined by reference to the rating most recently in effect prior to such change or cessation.

COMMITMENT SCHEDULE

Bank	Commitment
JPMorgan Chase Bank, N.A.	$61,000,000
Bank of America, N.A.	$61,000,000
The Bank of New York Mellon	$51,000,000
BMO Harris Bank N.A.	$51,000,000
Citibank, N.A.	$51,000,000
Deutsche Bank AG New York Branch	$51,000,000
The Northern Trust Company	$51,000,000
PNC Bank, National Association	$51,000,000
U.S. Bank National Association	$51,000,000
Wells Fargo Bank, National Association	$51,000,000
Bank of China, Chicago Branch	$37,000,000
Goldman Sachs Bank USA	$37,000,000
ING Bank N.V. - Dublin Branch	$37,000,000
Lloyds TSB Bank plc	$37,000,000
Toronto Dominion (New York) LLC	$37,000,000
Comerica Bank	$35,000,000
Total:	$750,000,000.00

EXHIBIT A

OPINION OF

GENERAL COUNSEL TO THE COMPANY

May 22, 2013

To the Banks and the Administrative Agent

  Referred to Below

c/o JPMorgan Chase Bank, N.A.,

  as Administrative Agent

270 Park Avenue

New York, New York 10017

Dear Sirs:

I am the Senior Vice President, General Counsel and Secretary of Rockwell Automation, Inc., a Delaware corporation (the “Company”), and in such capacity, I have acted as counsel for the Company in connection with the execution and delivery of the Five-Year Credit Agreement (the “Credit Agreement”) dated as of May 22, 2013 among the Company, the Banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of New York Mellon, BMO Harris Bank N.A., Citibank, N.A., Deutsche Bank Securities Inc., The Northern Trust Company, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, as Documentation Agents. All the capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. This opinion is being rendered to you at the request of the Company pursuant to Section 3.01(b) of the Credit Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certifications of appropriate officers of the Company. In rendering this opinion, I have assumed the genuineness of all signatures (except the signatures on behalf of the Company on the Credit Agreement), the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies.

Upon the basis of the foregoing, I am of the opinion that:

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1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and borrowing of the Loans are within the Company’s corporate powers; have been duly authorized by all necessary corporate action; require no action by or in respect of, or filing with, any governmental body, agency or official of the United States of America (other than filing a Form 8-K with the Securities and Exchange Commission); do not contravene, or constitute a default under the certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument known to me and binding upon the Company or any of its Subsidiaries; and do not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries under any such provision.

3. Except as disclosed in the Company’s report on Form 10-K for the fiscal year ended September 30, 2012, and the Company’s report on Form 10-Q for the fiscal quarter ended December 31, 2012, there is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable probability of an adverse decision which could materially adversely affect the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the borrowing of the Loans.

I am a member of the Bar of the States of Illinois and Wisconsin and do not for purposes of this opinion purport to be an expert on the laws of any other jurisdiction except the federal laws of the United States and, to the extent applicable to the opinions hereinabove expressed, the General Corporation Law of the State of Delaware. Accordingly, the foregoing opinion is limited to such matters as depend upon the application of those laws.

This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose, or by any other Person, without my prior written consent.

Very truly yours,

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EXHIBIT B

OPINION OF

SPECIAL COUNSEL TO THE COMPANY

May 22, 2013

To the Banks and the Administrative Agent

  Referred to Below

c/o JPMorgan Chase Bank, N.A.,

  as Administrative Agent

270 Park Avenue

New York, New York 10017

Dear Sirs:

We have acted as special counsel for Rockwell Automation, Inc., a Delaware corporation (the “Company”), in connection with the Five-Year Credit Agreement (the “Credit Agreement”) dated as of May 22, 2013 among the Company, the Banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of New York Mellon, BMO Harris Bank N.A., Citibank, N.A., Deutsche Bank Securities Inc., The Northern Trust Company, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, as Documentation Agents. All the capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. This opinion is being rendered to you at the request of the Company pursuant to Section 3.01(b) of the Credit Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certifications of appropriate officers of the Company and public officials. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. In rendering this opinion, we have relied, without independent investigation, on the opinion rendered to you dated the date hereof of the Senior Vice President, General Counsel and Secretary of the Company as to the matters set forth therein and our opinion is subject to the same assumptions, qualifications and limitations as are set forth in that opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The execution, delivery and performance by the Company of the Credit Agreement and borrowing of the Loans, require no action by or in respect of, or filing with, any governmental body, agency or official of the State of New York and do not contravene, or constitute a default under, any provision of applicable law or regulation of the State of New York.

2. The Credit Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms.

Our opinions rendered above are subject to the following qualifications and limitations:

(a) Our opinion contained herein with respect to the enforceability of the Credit Agreement is subject to the following qualifications:

(i) the enforceability of the Credit Agreement may be limited by the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(ii) the enforceability of the Credit Agreement may be limited by requirements of good faith, fair dealing and commercial reasonableness;

(iii) the availability of equitable remedies, including without limitation specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceeding therefor may be brought; and

(iv) notwithstanding certain language of the Credit Agreement, any Bank may be limited to recovering expenses with respect to compensation for funding losses, increased costs or yield protection only to the extent such expenses and compensation are reasonable.

(b) In giving the opinions set forth above, we express no opinion as to:

(i) the enforceability of any provision contained in the Credit Agreement that purports to establish (or may be construed to establish) evidentiary standards;

(ii) the enforceability of forum selection clauses in Federal courts or any provisions of the Credit Agreement waiving claims that any court is an inconvenient forum for proceedings;

(iii) the legality, validity, binding effect or enforceability of any provisions of the Credit Agreement insofar as they provide for the payment or reimbursement of costs and expenses or indemnification for claims, losses, or liabilities in excess of a reasonable amount determined by any court or other tribunal or to the extent such indemnification is against public policy;

(iv) the enforceability under certain circumstances of provisions indemnifying a party against liability for its own wrongful or grossly negligent acts;

(v) the compliance or non-compliance with any financial tests, ratios or covenants in the Credit Agreement;

(vi) the effect of the compliance or non-compliance of the Administrative Agent or any Bank with any state or U.S. federal laws or regulations (including, without limitation, any unpublished order, decree, or directive issued by any governmental authority) applicable to the Administrative Agent or any Bank because of its legal or regulatory status, the nature of its business, or its authority to conduct business in any jurisdiction.

(c) Our opinions contained above are based upon a review of those statutes, rules and regulations of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement.

(d) We do not express any opinion with respect to the law of any jurisdiction other than the laws of the State of New York. Without limiting the generality of the foregoing, we express no opinion concerning the laws of any other jurisdiction in which any Bank may be located or in which enforcement of the Credit Agreement may be sought which limits the amount of interest that may be legally charged or collected.

(e) In rendering our opinions we have not made any investigation of, and express no opinion concerning, (i) laws, rules and regulations relating to health, safety, the environment, environmental contamination, land use or construction, (ii) any state securities or “blue sky” laws or (iii) any laws, rules and regulations promulgated by political subdivisions of the State of New York.

This opinion is furnished solely for your benefit and is not to be relied upon by any other person or entity without our written consent. This opinion may be relied upon solely as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for any addressee or any other person.

Very truly yours,

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of             ,             among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), ROCKWELL AUTOMATION, INC. (the “Company”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Five-Year Credit Agreement dated as of May 22, 2013 among the Company, the Assignor and the other Banks party thereto, as Banks, the Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of New York Mellon, BMO Harris Bank N.A., Citibank, N.A., Deutsche Bank Securities Inc., The Northern Trust Company, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, as Documentation Agents (as the same may be amended from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Company in an aggregate principal amount at any time outstanding not to exceed $            ;

WHEREAS, Loans made to the Company by the Assignor under the Credit Agreement in the aggregate principal amount of $            are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $            (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignments. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding Loans, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent Of [The Company And] The Administrative Agent. This Agreement is conditioned upon the consent of [the Company and]† the Administrative Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Company and the Administrative Agent is evidence of this consent.

SECTION 5. Promissory Note. Pursuant to Section 9.06(c) of the Credit Agreement, the Company agrees, if requested by the Assignee, to execute and deliver a promissory note payable to the Assignee and its registered assigns to evidence the assignment and assumption provided for herein.

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.
†	If required.

SECTION 6. Non-reliance On Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Company, or the validity and enforceability of the obligations of the Company in respect of the Credit Agreement. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.

SECTION 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

ROCKWELL AUTOMATION, INC.

By:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

EXHIBIT D

DESIGNATION AGREEMENT

dated as of                         ,

Reference is made to the Five-Year Credit Agreement dated as of May 22, 2013 (as amended from time to time, the “Credit Agreement”) among Rockwell Automation, Inc., a Delaware corporation (the “Company”), the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Bank of America, N.A., as Syndication Agent, and The Bank of New York Mellon, BMO Harris Bank N.A., Citibank, N.A., Deutsche Bank Securities Inc., The Northern Trust Company, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, as Documentation Agents. Terms defined in the Credit Agreement are used herein with the same meaning.

                     (the “Designator”) and                      (the “Designee”) agree as follows:

1. The Designator designates the Designee as its Designated Bank under the Credit Agreement and the Designee accepts such designation.

2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it is an Eligible Designee; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05 of the Credit Agreement.

D-1

4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent and the Company consent hereto or on any later date specified on the signature page hereof.

6. Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Bank pursuant to Section 2.01 of the Credit Agreement and the rights of a Bank related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

7. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:             ,

[NAME OF DESIGNATOR]

By:
Name:
Title:

D-2

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

ROCKWELL AUTOMATION, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

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